Exhibit 8.1

April 18, 2006

ICON plc
South County Business Park,
Leopardstown, Dublin 18,
Ireland

Ladies and Gentlemen:

               In connection with the Registration Statement on Form F-3 (the “Registration Statement”) you have requested our opinion as to certain U.S. federal income tax matters. Our opinion is set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations.”

               We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “U.S. Federal Income Tax Considerations” in the Registration Statement.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP